Exhibit 10.2

EXECUTION

SEVENTH AMENDMENT TO CREDIT AGREEMENT

THIS SEVENTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of October 31, 2008, is by and among ENTERTAINMENT DISTRIBUTION COMPANY, LLC, a Delaware limited liability company (the “Borrower”), those Domestic Subsidiaries of the Borrower identified as a “Guarantor” on the signature pages hereto (individually a “Guarantor” and collectively the “Guarantors”), the financial institutions party hereto as lenders (the “Lenders”) and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent under the Credit Agreement (defined below) (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors, Glenayre Electronics, Inc., a Colorado corporation, the Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of May 31, 2005 (as previously amended, modified or supplemented and as further amended, modified, supplemented, restated or amended and restated from time to time, the “Credit Agreement”; capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement as amended hereby); and

WHEREAS, the Borrower and the Lenders have agreed to amend the Credit Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT

1.1           Amendment to Section 1.1.  Section 1.1 of the Credit Agreement is hereby amended as follows:

    (a)    Each of the following defined terms is hereby amended and restated in its entirety as follows:

    “Commitment” shall mean the Euro Revolving Commitment and the Term Loan Commitment, individually or collectively, as appropriate.

    “Commitment” shall mean the Euro Revolving Commitment and the Term Loan Commitment, individually or collectively, as appropriate.

“Commitment Percentage” shall mean the Euro Revolving CommitmentPercentage and/or the Term Loan Commitment Percentage, as appropriate.

“Commitment Period” shall mean the period from and including theClosing Date to but not including the Euro Revolving Commitment TerminationDate.

    “Consolidated EBITDA” shall mean, for any period, the sum of (a) Consolidated Net Income for such period, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (i) Consolidated Interest Expense, (ii) total federal, state, local and foreign income taxes and (iii) depreciation and amortization expense, all as determined in accordance with GAAP (except for the exclusion of Rebate Payments).  Notwithstanding the foregoing, (i) for the fiscal quarter ended September 30, 2008, Consolidated EBITDA shall be calculated by adding to the number determined pursuant to the foregoing sentence non-cash charges not exceeding $9,900,000 in the aggregate relating to the impairment charge taken in 2007 in connection with the Acquisition, to the extent such non-cash charges were deducted in the determination of Consolidated Net Income for the applicable period, and (ii) for the fiscal quarter ended December 31, 2008, and each fiscal quarter thereafter, Consolidated EBITDA shall be calculated by adding to the number determined pursuant to the foregoing sentence impairment charges, non-cash charges and one-time charges for the Sony Sale and any charges related to U.S. operations or discontinued operations (but not including any ongoing overhead from U.S. operations), which charges shall not exceed $16,000,000 in the aggregate, to the extent such charges were deducted in the determination of Consolidated Net Income for the applicable period.

    “Credit Party” shall mean any of the Borrower, the Guarantors and the Euro Borrowers.

    “Fixed Charge Coverage Ratio” shall mean, with respect to the Credit Parties and their Subsidiaries on a Consolidated basis for the twelve (12) month period ending on the last day of any fiscal quarter of the Credit Parties, the ratio of (a) the sum of Consolidated EBITDA for such period plus for the fiscal quarters ending December 31, 2008, March 31, 2009, June 30, 2009, and September 30, 2009 only, the amount of restricted cash on the balance sheet of Entertainment Distribution Company GmbH as of the date of determination in an amount not to exceed $24,000,000, to (b) the sum of Consolidated Interest Expense for such period plus Scheduled Funded Debt Payments for such period (excluding for the fiscal quarters ending December 31, 2008, and March 31, 2009 only, the $9,000,000 principal payment due upon the closing date under the Sony Sale Agreement) plus cash taxes paid during such period plus Consolidated Capital Expenditures for such period.

    “Loan” shall mean a Euro Revolving Loan and/or the Term Loan, as appropriate.

    “Maturity Date” shall mean (a) with respect to the Term Loan, the TermLoan Maturity Date and (b) with respect to the Euro Revolving Loans, the EuroRevolving Commitment Termination Date.

“Note” or “Notes” shall mean the Euro Revolving Notes and/or the TermNotes, collectively, separately or individually, as appropriate.

    “Required Lenders” shall mean, at any time, Lenders holding in the aggregate more than 50% of (i) the Commitments (and Participation Interests therein) or (ii) if the Commitments have been terminated, the outstanding Dollar Amount (determined as of the most recent Revaluation Date) of Loans and Participation Interests; provided, however, (a) that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Commitments, or after termination of the Commitments, the principal balance of the Obligations owing to such Defaulting Lender and (b) for purposes of Sections 6.8, 7.2, 8.5 and 10.8 and clauses (ix) and (x) and the last paragraph of Section 9.1, if there are fewer than three (3) Lenders (including any Defaulting Lender), Required Lenders shall mean all Lenders (other than any Defaulting Lender).

    “Revaluation Date” shall mean: (a) each date that a new Loan is made; (b) each date an existing Loan is extended, converted or continued; (c) the date of any reduction of the Aggregate Euro Revolving Committed Amount pursuant to the terms of Section 2.6; and (d) such additional dates as the Administrative Agent or the Required Lenders shall reasonably determine.

    “Security Documents” means  (i) the Security Agreement, (ii) the Pledge Agreement, (iii) the Intermediate Parent Pledge Agreement, (iv) the Foreign Collateral Documents, (v) the Mortgage Instruments, (vi) any Cash Collateral Account Agreement(s), (vii) the Assignment of Tax Refunds, (viii) the Collateral Assignment of the Sony Sale Agreement, (ix) the GER Security Documents, (x) the UK Security Documents, and (xi) such other documents executed and/or delivered in connection with the attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements and any collateral documentation (in addition to the Pledge Agreement) with respect to the pledge of (i) 65% of the Capital Stock of any  Foreign Subsidiary by a U.S. entity, and (ii) 100% of the Capital Stock of any Foreign Subsidiary by a non-U.S. entity.

    (b)       The following defined terms are hereby added to the Credit Agreement in appropriate alphabetical order:

    “Aggregate Euro Revolving Committed Amount” means 2 million Euros, as such aggregate maximum amount may be reduced from time to time as provided in Section 2.7.

    “Clean-up Period” means, for any Clean-up Year, a period of any 30 consecutive days during such Clean-up Year.

    “Clean-up Year” means a period of twelve consecutive calendar months, beginning on the Seventh Amendment Effective Date and on each anniversary thereof.

    “Euro Borrower” and “Euro Borrowers” means each of Entertainment Distribution Company GmbH, a German company, and EDC Blackburn Limited, a UK company, collectively, separately or individually, as appropriate.

    “Euro Borrower Joinder” means a Joinder to this Agreement executed by each of the Euro Borrowers.

    “Euro Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Euro Revolving Loans in an aggregate principal amount at any time outstanding up to such Lender’s Euro Revolving Committed Amount.

    “Euro Revolving Commitment Percentage” shall mean, for each Lender, the percentage identified as its Euro Revolving Commitment Percentage on its signature page to the Seventh Amendment, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c).

    “Euro Revolving Commitment Period” shall mean the period from and including the Seventh Amendment Effective Date to but not including the Euro Revolving Commitment Termination Date.

    “Euro Revolving Commitment Termination Date” shall mean June 10, 2010.

    “Euro Revolving Committed Amount” shall mean the amount of each Lender’s Euro Revolving Commitment identified on its signature page to the Seventh Amendment, as such amount may be reduced from time to time in accordance with the provisions hereof.

    “Euro Revolving Lender” shall mean each Lender with a Euro Revolving Commitment.

“Euro Revolving Loans” shall have the meaning set forth in Section 2.1.

    “Euro Revolving Note” or “Euro Revolving Notes” shall mean the promissory notes of the Euro Borrowers in favor of each of the Euro Revolving Lenders evidencing the Euro Revolving Loans provided pursuant to Section 2.1(e), individually or collectively, as appropriate, as such promissory notes may be amended, restated, modified, supplemented, extended, renewed or replaced from time to time.

    “GER Guaranty” means a Guaranty Agreement executed by Entertainment Distribution Holding GmbH, a German company, with respect to the obligations of Entertainment Distribution Company GmbH under this Agreement.

    “GER Security Documents” shall mean such documents required by the Administrative Agent to be executed and/or delivered in connection with the attachment and perfection of the Administrative Agent’s security interests and liens (i) on the assets of Entertainment Distribution Company GmbH, and (ii) relating to the pledge of the Capital Stock of Entertainment Distribution Company GmbH and Entertainment Distribution Holding GmbH.

    “Holdback Amount” means the amount of “Additional Purchase Price” as such term is defined in the Sony Sale Agreement (which amount shall not exceed $2,000,000), as has been earned by the Borrower pursuant to Section 3.3 of the Sony Sale Agreement and held by Sony.

    “North Carolina Mortgage” shall mean a Mortgage Instrument executed by the Borrower in favor of the Administrative Agent with respect to the North Carolina Property, and if required, as amended consistent with the Seventh Amendment.

    “North Carolina Property” shall mean that certain real property and improvements owned by the Borrower and situated at 700 South Battleground Ave., Hwy. 29, Grover, Cleveland County, North Carolina and consisting of approximately 100 acres.

    “Seventh Amendment” shall mean that certain Seventh Amendment to Credit Agreement dated as of October 31, 2008, by and among the Borrower, the Guarantors, the Parent, the Administrative Agent and the Lenders.

    “Sony” means Sony DADC US Inc.

    “Sony Sale” shall mean the sale by the Borrower of the Sony Sale Assets to Sony for a purchase price in an amount not less than $25,000,000 pursuant to the Sony Sale Agreement.

    “Sony Sale Agreement” shall mean the Asset Purchase Agreement dated October 31, 2008, by and among the Borrower, the Guarantor and Sony, as in effect on the date of the Seventh Amendment.

    “Sony Sale Assets” shall mean the assets of the Credit Parties listed on  Schedule 1.1(S)(1) to the Credit Agreement.

    “Sony Subordination Agreement” shall mean the Subordination Agreement among the Borrower, the Guarantor, the Administrative Agent and Sony in the form attached hereto as Schedule 1.1(S)(2).

    “UK Guaranty” means a Guaranty Agreement executed by EDC UK Holdings Limited, a UK company, and Glenayre Electronics (UK) Limited, a UK company, with respect to the obligations of EDC Blackburn Limited under this Agreement.

    “UK Security Documents” shall mean shall mean such documents required by the Administrative Agent to be executed and/or delivered in connection with the attachment and perfection of the Administrative Agent’s security interests and liens (i) on the assets of EDC Blackburn Limited, and (ii) relating to the pledge of the Capital Stock of EDC Blackburn Limited, EDC UK Holdings Limited and Glenayre Electronics (UK) Limited.

(c)        The following defined terms are hereby deleted from the Credit Agreement, along with all references to such terms in the Credit Agreement and the other Credit Documents:

“Aggregate Revolving Committed Amount”
“Commitment Fee”
“Issuing Lender”
“Issuing Lender Fees”
“Letter of Credit Fee”
“Letters of Credit”
“LOC Commitment”
“LOC Commitment Percentage”
“LOC Committed Amount”
“LOC Documents”
“LOC Obligations”
“Revolving Commitment”
“Revolving Commitment Percentage”
“Revolving Commitment Termination Date”
“Revolving Committed Amount”
“Revolving Lender”
“Revolving Loans”
“Revolving Note”
“Swingline Commitment”
“Swingline Committed Amount”
“Swingline Lender”
“Swingline Loan”
“Swingline Note”

1.2           Amendment to Section 2.1.  Section 2.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 2.1    Euro Revolving Loans.

(a)           Euro Revolving Commitment.  During the Commitment Period but not during any Clean-Up Period, subject to the terms and conditions hereof, each Euro Revolving Lender severally, but not jointly, agrees to make revolving credit loans in Euros (“Euro Revolving Loans”) to any Euro Borrower from time to time in an aggregate principal amount of up to the Aggregate Euro Revolving Committed Amount for the purposes hereinafter set forth; provided, however, that (i) with regard to each Euro Revolving Lender individually, the sum of such Euro Revolving Lender’s Revolving Commitment Percentage of outstanding Euro Revolving Loans shall not exceed such Lender’s Euro Revolving Committed Amount and (ii) with regard to the Euro Revolving Lenders collectively, the sum of the outstanding Euro Revolving Loans shall not exceed the Aggregate Euro Revolving Committed Amount.  Euro Revolving Loans shall consist of LIBOR Rate Loans, and may be repaid and reborrowed in accordance with the provisions hereof.  LIBOR Rate Loans shall be made by each Euro Revolving Lender at its LIBOR Lending Office.

(b)           Euro Revolving Loan Borrowings.

(i)    Notice of Borrowing.  A Euro Borrower shall request a Euro Revolving Loan borrowing by written notice (or telephone notice promptly confirmed in writing which confirmation may be by fax) to the Administrative Agent not later than 10:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the date of the requested borrowing.  Each such request for borrowing shall be irrevocable and shall specify (A) that a Euro Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) the Interest Period(s) therefor.  A form of Notice of Borrowing (a “Notice of Borrowing”) is attached as Schedule 2.1(b)(i).  If the Borrower shall fail to specify in any such Notice of Borrowing an applicable Interest Period, then such notice shall be deemed to be a request for an Interest Period of one month.  The Administrative Agent shall give notice to each Euro Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Euro Revolving Lender’s share thereof.

(ii)    Minimum Amounts.  Each Euro Revolving Loan shall be in a minimum aggregate amount of 250,000 Euros and in integral multiples of 100,000 Euros in excess thereof.

(iii)    Advances.  Each Euro Revolving Lender will make its Euro Revolving Commitment Percentage of each Euro Revolving Loan borrowing available to the Administrative Agent for the account of the requesting Euro Borrower at the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, by 2:00 P.M. (Charlotte, North Carolina time) on the date specified in the applicable Notice of Borrowing in Euros and in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the requesting Euro Borrower by the Administrative Agent by crediting the account of such Euro Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Euro Revolving Lenders and in like funds as received by the Administrative Agent.

(c)           Repayment.  The principal amount of all Euro Revolving Loans shall be due and payable in full on the Euro Revolving Commitment Termination Date, unless accelerated sooner pursuant to Section 7.2.

(d)   Interest.  Subject to the provisions of Section 2.9, Euro Revolving Loans shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus 3.50%.

Interest on Euro Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e)           Euro Revolving Notes.  Each Euro Revolving Lender’s Euro Revolving Committed Amount shall be evidenced by a duly executed promissory note of the Euro Borrowers to such Euro Revolving Lender requesting a promissory note in substantially the form of Schedule 2.1(e).

(f)           Clean-Up Period.  The Euro Borrowers shall, on the first day of each Clean-up Period, prepay in full all Euro Revolving Loans outstanding on such day.  On each subsequent day of each Clean-up Period, the Euro Borrowers shall prepay in full all Euro Revolving Loans, if any, outstanding on such day.
(g)          Mandatory Prepayment.  If the Administrative Agent notifies the Euro Borrowers at any time that the total outstanding Euro Revolving Loans at such time exceeds the Dollar Amount equal to $2,500,000, then, immediately after receipt of such notice, the Euro Borrowers shall prepay Euro Revolving Loans in an aggregate amount sufficient to reduce such total outstanding Euro Revolving Loans as of such date of payment to the Dollar Amount equal to $2,500,000.

(h)          Repayment.  All payments by the Euro Borrowers hereunder with respect to principal and interest on Euro Revolving Loans shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Euros and in immediately available funds not later than  10:00 A.M. (Charlotte, North Carolina time) on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, any Euro Borrower is prohibited by any Law from making any required payment hereunder in Euros, such Euro Borrower shall make such payment in Dollars in the Dollar Amount of the Euro payment amount.

(i)           Use of Proceeds.  The proceeds of the Euro Revolving Loans shall be used by the Euro Borrowers for working capital purposes of the Euro Borrowers and for no other purpose (including without limitation to repay debt).

(j)          Obligations; Collateral Therefor.  Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, the obligations of the Euro Borrowers under this Agreement and all other Credit Documents are limited solely to the Euro Revolving Loans and, with respect to such Euro Revolving Loans, the obligations of the Euro Borrowers are several and not joint, such that each Euro Borrower is obligated solely to repay the Euro Revolving Loans made to it (and not any Euro Revolving Loans made to any other Euro Borrower).  The obligations of each Euro Borrower shall be secured solely by the Collateral pledged by such Euro Borrower (and not by any Collateral pledged by any other Credit Party)

(k)         Provisions Applicable.  Except as expressly provided herein, the provisions set forth in this Agreement that refer and apply to Revolving Commitments, Revolving Loans, Revolving Lenders and words of similar import shall be deemed to refer and apply to the Euro Revolving Commitments, the Euro Revolving Loans, and the Euro Revolving Lenders, respectively.

1.3           Amendment to Section 2.2(b).  Section 2.2(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 2.2(b)                   Repayment of Term Loan.  The principal amount of the Term Loan shall be repaid in four (4) installments as follows:

Principal Amortization Payment Date	Term Loan Principal Amortization Payment
December 31, 2008	$9,000,000
date of Closing under the Sony Sale Agreement	$9,000,000
December 31, 2009	$2,000,000
June 30, 2010	$2,500,000
Term Loan Maturity Date	$4,500,000

1.4           Deletion of Section 2.3. Section 2.3 of the Credit Agreement is hereby deleted in its entirety and replaced with the phrase “Intentionally Omitted.”

1.5           Deletion of Section 2.4. Section 2.4 of the Credit Agreement is hereby deleted in its entirety and replaced with the phrase “Intentionally Omitted.”

1.6           Amendment of Section 2.5.  Sections 2.5 of the Credit Agreement is hereby amended and restated in its entirety as follows:

                                Section 2.5    Fees.

(a)           Commitment Fee.  In consideration of the Euro Revolving Commitments, the Euro Borrowers agrees to pay to the Administrative Agent for the ratable benefit of the Lenders holding Euro Revolving Commitments a commitment fee (the “Euro Commitment Fee”) in an amount equal to 0.45% per annum on the average daily unused amount of the Aggregate Euro Revolving Committed Amount.  The Euro Commitment Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter.

(b)           Administrative Fee.  The Borrower agrees to pay to the Administrative Agent the annual administrative fee as described in the Fee Letter.

1.7           Amendment of Section 2.7(b)(ii).  Section 2.7(b)(ii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 2.7(b)(ii)    Prepayments:  Mandatory:  Asset Dispositions; Certain Other Events. Promptly following any Asset Disposition (or related series of Asset Dispositions), the Borrower shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds derived from such Asset Disposition (or related series of Asset Dispositions) (such prepayment to be applied as set forth in clause (vi) below).

1.8           Amendment to Section 2.7(b)(v).  Section 2.7(b)(iv) of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 2.7(b)(v)    Excess Cash Flow.  Within one hundred five (105) days after the end of each fiscal quarter ending December 31, commencing with the fiscal quarter ending December 31, 2008, the Borrower shall prepay the Loans in an amount equal to 50% of the Excess Cash Flow earned during the twelve-month period then ended (such prepayments to be applied as set forth in clause (vi) below); provided, that if the Leverage Ratio is less than or equal to 1.00 to 1.00 as of the end of any fiscal year as demonstrated by the officer’s Compliance Certificate most recently delivered pursuant to Section 5.2(b), the Borrower shall not be required to prepay the Loans on account of the Excess Cash Flow earned during such prior fiscal year.

1.9           Amendment of Section 2.7(b)(vi).  Section 2.7(b)(vi) of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 2.7(b)(vi)    Application of Mandatory Prepayments.  All amounts required to be paid pursuant to this Section 2.7(b) shall be applied as follows: (A) with respect to all amounts prepaid pursuant to Sections 2.7(b)(ii) through (iv), (1) first, to the Term Loan (on a pro rata basis across the remaining amortization payments set forth in Section 2.2(b), and (2) second to outstanding Euro Revolving Loans (with a corresponding permanent reduction in the Euro Revolving Committed Amount), and (B) with respect to all amounts prepaid pursuant to Section 2.7(b)(v), with respect to each Excess Cash Flow prepayment for the twelve-month period ended June 30, 2009, and each Excess Cash Flow prepayment to be made thereafter (w) first, 50% of such amount to be applied to the amortization payment due hereunder pursuant to Section 2.2(b) December 31, 2009, (x) second, 50% of such amount to be applied to the remaining amortization payments due hereunder pursuant to Section 2.2(b) thereafter on a pro rata basis until the Term Loan is paid in full, and (y) third, to the outstanding Euro Revolving Loans.  Within the parameters of the applications set forth above, prepayments shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities.  Each Lender shall receive its pro rata share of any such prepayment based on its Euro Revolving Commitment Percentage or Term Loan Commitment Percentage, as applicable. All prepayments under this Section 2.7(b) shall be subject to Section 2.17 and be accompanied by interest on the principal amount prepaid through the date of prepayment.

1.10         Amendment of Section 2.9.  Section 2.9 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 2.9    Default Rate and Payment Dates.

(a)  If all or a portion of the principal amount of any Loan which is a LIBOR Rate Loan shall not be paid when due or continued as a LIBOR Rate Loan in accordance with the provisions of Section 2.10 (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount of such Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.

(b) If all or a portion of the principal amount of any LIBOR Rate Loan shall not be paid when due, such overdue amount shall bear interest at a rate per annum which is equal to the rate that would otherwise be applicable thereto plus 6% until the end of the Interest Period applicable thereto, and thereafter at a rate per annum which is equal to the Alternate Base Rate plus the sum of the Applicable Percentage then in effect for Alternate Base Rate Loans and 6% (the “ABR Default Rate”) or (ii) if any interest payable on the principal amount of any Loan or any fee or other amount, including the principal amount of any Alternate Base Rate Loan, payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the ABR Default Rate, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment).  Upon the occurrence, and during the continuance, of any other Event of Default hereunder, at the option of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate which is (A) in the case of principal, the rate that would otherwise be applicable thereto plus 6% or (B) in the case of interest, fees or other amounts, the ABR Default Rate (after as well as before judgment).

(c) Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (b) of this Section 2.9 shall be payable from time to time on demand.

1.11           New Section 2.21 (“Sony Sale Matters”).  A new Section 2.21 is hereby added to the Credit Agreement following Section 2.20 thereof as follows:

Section 2.21    Sony Sale Matters.  Notwithstanding anything to the contrary set forth herein, the Administrative Agent and the Lenders hereby consent to the Sony Sale and waive the application of Section 6.9 of this Agreement to any limitations on payment of dividends by Borrower set forth in the “Security Documents” as defined by the Sony Sale Agreement, subject to the terms and conditions of this Section 2.21.

(a)           Proceeds.  Notwithstanding anything to the contrary contained in Section 2.7(b), the Borrower shall make the following payments in connection with the proceeds of the Sony Sale:

(i)           Closing Proceeds.  All proceeds of the Sony Sale paid at the closing thereof shall be paid directly to the Administrative Agent and applied as follows :  (1)  $18,000,000 shall be paid by the Borrower to the Administrative Agent for the benefit of the Lenders as a repayment of the principal of the Term Loan in accordance with Section 2.2(b) hereof, (2) to the extent the purchase price of the Sony Sale exceeds $25,000,000, the Borrower shall pay to the Administrative Agent for the benefit of the Lenders any proceeds in excess of $25,000,000 as a repayment of the Term Loan on a pro rata basis across the remaining principal payments set forth in Section 2.2(b) (with any excess to be applied  in the order specified in Section 2.7(b)(vi)(B) hereof), (3) payment in full of the outstanding Revolving Loans (with a corresponding reduction in and cancellation of the Revolving Commitment), and (4) the remainder, together with all cash maintained by the Borrower at such time (which shall include any cash received from one or more of the Euro Borrowers which is currently anticipated to be 5 million Euros) shall be paid by the Borrower to the Administrative Agent, which shall be held and disbursed in accordance with Section 2.21(b) hereof.

(ii)           Earn-Outs.  Subject to the terms of the Sony Sale Agreement, any portion of the Holdback Amount that is not used to satisfy indemnification obligations of the Credit Parties under the Sony Sale Agreement shall, when otherwise due and payable to the Borrower, be paid directly to the Administrative Agent for the benefit of the Lenders as a repayment of the Term Loan on a pro rata basis across the remaining principal payments set forth in Section 2.2(b) (with any excess to be applied  in the order specified in Section 2.7(b)(vi)(B) hereof).  Once annually, commencing on June 30, 2009, the Borrower shall notify the Administrative Agent of the aggregate amount of indemnification claims asserted and payments made under the Sony Sale Agreement.

(b)           Wind-Down Funds.  On or before the date of closing of the Sony Sale, the Borrower shall have paid to the Administrative Agent the proceeds specified in Section 2.21(a) hereof in cash in an aggregate amount not less than $8,700,000 (collectively, the “Wind-Down Funds”), which shall be deposited into one or more collateral accounts at Wachovia owned by and titled in the name of the Administrative Agent for the benefit of the Lenders, each of which shall be subject to a Cash Collateral Agreement.  The collateral accounts shall consist of a checking account (the “Checking Account”) with an initial balance of $250,000 and one or more money market accounts (each a “Money Market Account”) which will contain the balance of the Wind-Down Funds less $250,000.

(i)           Checking Account.  Absent an Event of Default, the Borrower may use the funds in the Checking Account for wind-down activities pursuant to the Wind-Down Budget (as defined below). Commencing on February 10, 2009, and within 10 days following the end of each month thereafter, the Borrower shall deliver to the Administrative Agent invoices evidencing the amounts spent by the Borrower from the Checking Account on wind-down activities for the prior month, together with identification of the line item or items and categories of such costs in the Wind-Down Budget.  Within 2 Business Days following the Administrative Agent’s receipt of such invoices and line item and category information sufficient to support the prior month’s expenditures from the Checking Account, the Administrative Agent shall cause funds to be transferred from a Money Market Account to the Checking Account such that the balance in the Checking Account is $250,000; provided that if an Event of Default exists and is continuing, the Administrative Agent shall not be obligated to transfer funds to the Checking Account.

(ii)           Money Market Accounts.  From time to time, but in no event more than six (6) times per month with respect to each Money Market Account, the Borrower may submit to the Administrative Agent requests for disbursements of the Wind-Down Funds, together with (i) the invoices evidencing such amounts for which disbursement is requested and (ii) identification of the line item or items and category where such costs are included in that certain Wind-Down Budget dated September, 2008 (the “Wind-Down Budget”).  Upon receipt of such request and supporting invoices, the Administrative Agent shall, within 2 Business Days following receipt of such request and supporting invoices, disburse such portions of the Wind-Down Funds from such Money Market Accounts to the Borrower for such wind-down activities; provided that (1) upon the completion of all wind-down activities in a certain category of the Budget, (a) half of all Wind-Down Funds allocated to such category in the Budget and not disbursed, shall be used to repay the Term Loan on a pro rata basis across the remaining principal payments set forth in Section 2.2(b)(with any excess to be applied  in the order specified in Section 2.7(b)(vi)(B) hereof), and (b) the remaining half of such Wind-Down Funds allocated to such category and not disbursed shall remain Wind-Down Funds subject to the provisions of this Agreement, and (2) if an Event of Default exists and is continuing, the Administrative Agent shall not be obligated to disbursement the Wind-Down Funds.

(c)           Fees.  The Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders holding the Term Loan the following fees on the following dates: (1) if the Borrower has not sold the North Carolina Property on or before December 31, 2009, and the proceeds of such sale have not been used to repay the Term Loan on or before such date, the Borrower shall pay to the Administrative Agent for the benefit of the Lenders holding the Term Loan a fee in the amount of $100,000 on December 31, 2009, and (2) if the Term Loan has not been paid in full prior to December 31, 2010, the Borrower shall pay to the Administrative Agent for the benefit of the Lenders holding the Term Loan a fee in the amount of $300,000 on December 31, 2010; provided that if any portion of the principal payment of the Term Loan due on December 31, 2010, has been paid prior to such date, the $300,000 fee will be prorated so as not to apply to such portion as has already been repaid.

1.12         Amendment of Section 5.9.  Section 5.9 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 5.9    Financial Covenants.

(a)           Leverage Ratio.  The Leverage Ratio, as of the last day of each fiscal quarter of the Credit Parties, beginning with the fiscal quarter ending December 31, 2008, shall be less than or equal to 2.00 to 1.00.

(b)          Fixed Charge Coverage Ratio.  The Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter of the Credit Parties, beginning with the fiscal quarter ending December 31, 2008, shall be greater than or equal to (i) 1.00 to 1.00 for the fiscal quarter ending December 31, 2008, and (ii) 1.25 to 1.00 for the fiscal quarter ending March 31, 2009, and each fiscal quarter thereafter.

(c)           Consolidated Capital Expenditures.  Consolidated Capital Expenditures as of the end of each 12-month period, beginning with the 12-month period ending December 31, 2008, shall be less than or equal to $5,000,000.

1.13         Amendment of Section 7.1(a).  Section 7.1(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 7.1(a)  Payment Default.  Any Credit Party shall fail to pay any principal on any Loan when due in accordance with the terms of the Credit Documents; or any Credit Party shall fail to pay any interest on any Loan or any fee or other amount payable under the Credit Documents when due in accordance with the terms thereof or hereof and such failure shall continue unremedied for three (3) Business Days; or

1.14         Amendment of Section 7.1(c).  Section 7.1(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 7.1(c)  Covenant Default.  (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.1, 5.2, 5.4, 5.7, 5.9, 5.11, 5.13 or Article VI hereof; or (ii) any Credit Party shall fail to comply with any other covenant contained in this Credit Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a) or 7.1(c)(i) above), and such breach or failure to comply is not cured within thirty (30) days of its occurrence; or

1.15         Amendment of Section 7.1(e).  Section 7.1(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 7.1(e)    Bankruptcy Default.  (i) The Parent, the Immediate Parent, any Credit Party or any of their Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent, the Immediate Parent, any Credit Party or any of their Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any of the Parent, the Immediate Parent, any Credit Party or any of their Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Parent, the Immediate Parent, any Credit Party or any of their Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Parent, the Immediate Parent, any Credit Party or any of their Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) the Parent, the Immediate Parent, any Credit Party or any of their Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

1.16         New Section 7.3.  A new Section 7.3 is hereby added to the Credit Agreement immediately following Section 7.2 thereof as follows:

                Section 7.3    Appointment of Receiver.  Upon the occurrence of an Event of Default, each of the Credit Parties agrees and consents to the appointment by a court of competent jurisdiction of a receiver to manage, operate, sell, and/or liquidate each of the Credit Parties and any or all of the Credit Parties' businesses and to do such things and take such actions as the receiver deems necessary with respect to such Credit Parties and Credit Parties' businesses.

1.17         New Section 7.4.  A new Section 7.4 is hereby added to the Credit Agreement immediately following Section 7.3 thereof as follows:

Section 7.4    Indemnification.

(i)           If, after receipt of any transfer or payment of all or any part of any one or all of the Obligations, the Administrative Agent or any Lender is compelled to surrender such transfer or payment to any person or entity for any reason (including, without limitation, a determination that such payment is void or voidable as a preference or fraudulent conveyance, an impermissible setoff, or a diversion of trust funds), then this Agreement and the other documents executed in connection herewith shall continue in full force and effect, and the Credit Parties shall be liable, jointly and severally, for, and shall indemnify, defend and hold harmless the Administrative Agent and such Lender with respect to the full amount so surrendered (subject to Section 2.1(j) hereof).

(ii)           The provisions of this section shall survive the termination of this Agreement and shall be and remain effective notwithstanding the payment of any or all of the Obligations to the Administrative Agent and the Lenders, the cancellation of any of the Credit Documents, the release of any encumbrance securing the Obligations or any other action which the Administrative Agent or any Lender may have taken in reliance upon its receipt of such payment.  Any cancellation of any of the Credit Documents, release of any encumbrance or other such action shall be deemed to have been conditioned upon any payment of any or all of the Obligations having become final and irrevocable.

1.18         Amendment of Section 9.17.   Section 9.17 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 9.17    Forum; Waiver of Jury Trial.  THE CREDIT PARTIES AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING IN NEW YORK COUNTY, NEW YORK, AND CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE CREDIT PARTIES BY MAIL AT THE ADDRESS SET FORTH IN THIS AGREEMENT.  THE CREDIT PARTIES HEREBY WAIVE ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.  THE CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS, (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PART, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE CREDIT DOCUMENTS, AND AGREE THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, THE CREDIT PARTIES HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE CREDIT PARTIES CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE ADMINISTRATIVE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE ADMINISTRATIVE AGENT OR SUCH LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE LENDERS TO ACCEPT THIS AGREEMENT AND TO CONTINUE TO EXTEND CREDIT UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.

1.19         New Section 9.20 (“Judgment Currency”).   A new Section 9.20 is hereby added to the Credit Agreement following Section 9.19 thereof as follows:

Section 9.20      Judgment Currency.    If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Euro Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Euro Borrower in the Agreement Currency, such Euro Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Euro Borrower (or to any other Person who may be entitled thereto under applicable law).

1.20         Amended Schedule 5.2(b). Schedule 5.2(b) (Compliance Certificate) to the Credit Agreement is hereby amended and restated in its entirety in the form attached to this Amendment as Schedule 5.2(b)-Amended.

ARTICLE II
CONDITIONS TO EFFECTIVENESS

2.1           Closing Conditions.

The matters set forth in Article I of this Amendment shall become effective upon the date (the “Seventh Amendment Effective Date”) upon which the following conditions have been satisfied (in form and substance reasonably acceptable to the Administrative Agent), which date shall not be later than March 31, 2009; provided, however, that the matters set forth in Article III (other than Section 3.1) of this Amendment shall become effective upon the date of execution and delivery by all parties of this Amendment:

(a)           Executed Amendment and other Credit Documents.  The Administrative Agent shall have received (i) a copy of this Amendment duly executed by each of the Credit Parties, the Lenders and the Administrative Agent, (ii) for the account of each Lender with a Euro Revolving Commitment requesting a promissory note, a Euro Revolving Note, (iii) counterparts of the UK Security Documents and the UK Guaranty, (iv) counterparts of the GER Security Documents and the GER Guaranty, (v) the Euro Borrower Joinder, (vi) counterparts of the Dutch Pledge Agreement (and related items required under the Second Amendment), (vii) the Assignment of Tax Refunds, (viii) the Collateral Assignment of the Sony Sale Agreement and acknowledgement thereof from the buyer thereunder, (ix) the Cash Collateral Agreements relating to the Wind-Down Funds, (x) a stock power and UCC-1 financing statement relating to the pledge under the Intermediate Parent Pledge Agreement, (xi) the Sony Subordination Agreement, and (xii) counterparts of any other Credit Document, in each case conforming to the requirements of this Credit Agreement and executed by a duly authorized officer of each party thereto, and in each case in form and substance satisfactory to the Lenders.

(b)           Authority Documents.  The Administrative Agent shall have received the following:

    (i)    Articles of Incorporation/Charter Documents.  Copies of the articles of incorporation or other charter documents, as applicable, of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority or a public notary, as applicable, of the state of its organization.

    (ii)    Resolutions.  Copies of resolutions of the board of directors or the shareholders, as applicable, of each Credit Party approving and adopting the Amendment, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary, managing director or other duly authorized person, as the case may be, of such Credit Party as of the Seventh Amendment Effective Date to be true and correct and in force and effect as of such date.

    (iii)    Bylaws/Operating Agreement.  To the extent applicable to the Credit Parties, a copy of the bylaws or comparable operating agreement of each Credit Party certified by a secretary or assistant secretary, managing director or other duly authorized person, as the case may be, of such Credit Party as of the Seventh Amendment Effective Date to be true and correct and in force and effect as of such date.

    (iv)    Good Standing.  To the extent applicable to the Credit Parties, copies of certificates of good standing, existence or its equivalent with respect to the each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state or country of incorporation or organization and each other state or country in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect on the business or operations of the Credit Parties and their Subsidiaries in such state.

    (v)           Incumbency.  An incumbency certificate of each Credit Party certified by a secretary or assistant secretary, managing director or other duly authorized person, as the case may be, to be true and correct as of the Seventh Amendment Effective Date.

(c)           Legal Opinions of Counsel.   The Administrative Agent shall have received opinions of legal counsel (including UK and GER counsel to the extent required by the Administrative Agent) for the Credit Parties, dated the Seventh Amendment Effective Date and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent.

(d)           Personal Property Collateral.  The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent:

     (i)    searches of Uniform Commercial Code filings in the jurisdiction of the chief executive office of each Credit Party, the State of incorporation or organization of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens, and analagous searches under UK and GER law to the extent applicable;

    (ii)    UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral and such analagous filings as necessary under UK and GER law; and

    (iii)    original stock certificates or other certificates evidencing the Capital Stock pledged pursuant to the Pledge Agreements, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof.

(e)           Real Property Collateral.  The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent:
    (i)    fully executed and notarized amendments to the Mortgage Instruments, if required by the Administrative Agent; and

    (ii)   a title report in respect of each of the Mortgaged Properties.

(f)           Insurance. The Administrative Agent shall have received updated certificates of insurance evidencing liability and casualty insurance meeting the requirements set forth in this Agreement or in the Security Documents and business interruption insurance satisfactory to the Administrative Agent.

(g)           Sony Sale Documents; Sony Sale.  There shall not have been any material modification, amendment, supplement or waiver to the Sony Sale Agreement or the other documents executed in connection therewith without the prior written consent of the Administrative Agent.  The Sony Sale shall have been, or simultaneously with the effectiveness of this Agreement shall be, fully consummated in accordance with the terms of the Sony Sale Agreement.

(h)           Up-Front Fee.  The Borrower shall have paid or caused to be paid a renewal fee to the Administrative Agent for the ratable benefit of the Lenders holding the Term Loan in connection with this Amendment in an aggregate amount equal to $50,000.

(i)           Payment of Revolving Loans.  The Administrative Agent shall have received payment in full in cash of all outstanding Revolving Loans, at which time the Revolving Commitments, the Swingline Commitments and the LOC Commitments are terminated.

(j)           Compliance Matters.  The Euro Borrowers shall have delivered to the Administrative Agent such information as is necessary for approval under the Administrative Agent’s compliance program.

(k)           Other.  The Administrative Agent shall have received such other documents, agreements or information which it may reasonably request relating to the Credit Parties and the transactions contemplated by this Amendment and any other matters relevant hereto or thereto, all in form and substance satisfactory to the Administrative Agent in its sole good faith discretion.

ARTICLE III
MISCELLANEOUS

3.1           Amended Terms; Release.

(a)           Amended Terms.  All references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment.  Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

(b)           Release.  Upon satisfaction of the conditions set forth in Article II hereof as determined by the Administrative Agent in its sole discretion, the Administrative Agent shall release its liens and security interests on the Sony Sale Assets on the Seventh Amendment Effective Date.

3.2           Representations and Warranties of Credit Parties.  Each of the Credit Parties represents and warrants as follows as of the date hereof:

(a)           It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)           This Amendment has been duly executed and delivered by such Person and constitutes such Person’s valid and legally binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)           No consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment or the transaction contemplated herein.

(d)           The representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date).

3.3           Acknowledgment of Guarantors and Parent.  The Guarantors and Parent acknowledge and consent to all of the terms and conditions of this Amendment and agree that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge the Guarantors’ and Parent’s obligations under the Credit Documents.

3.4           Credit Document.  This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

3.5           Entirety.  This Amendment and the other Credit Documents embody the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.6           Counterparts; Telecopy.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of an executed counterpart to this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original will be delivered.

3.7           GOVERNING LAW.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

3.8           Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.  The jurisdiction, services of process and waiver of jury trial provisions set forth in Sections 9.14 and 9.17 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

3.9           Fees.  The Borrower agrees to pay all fees and expenses of the Administrative Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment, the restructuring of the Loans as contemplated thereby, and in connection therewith, due diligence concerning the Credit Parties and the Collateral, including, without limitation, the fees and expenses of Reed Smith LLP and King & Spalding LLP.

3.10         Release.  The Credit Parties hereby release and forever discharge Administrative Agent, the Lenders and their agents, employees, attorneys, professionals, and representatives from any and all claims, counterclaims, liabilities, and causes of action existing on the date of execution of this Amendment and effective as of the Seventh Amendment Effective Date (collectively, the “Claims”) of every nature and description, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, actual or potential, and whether arising at law or in equity, under the common law, state law, federal law, or any other law, in connection with the Credit Agreement or any other Credit Document, or arising out of or relating to Administrative Agent’s or any Lender’s administration of or conduct in connection with the Credit Agreement or another Credit Document, or otherwise, it being the Credit Parties’ intention to effect a general release of all such Claims.

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IN WITNESS WHEREOF the Borrower, the Guarantors, the Parent, the Lenders, and the Administrative Agent have caused this Amendment to be duly executed on the date first above written.

BORROWER:	ENTERTAINMENT DISTRIBUTION COMPANY,
LLC, a Delaware limited liability company

	By:	/s/ Thomas Costabile
	Name:	Thomas Costabile
	Title:	President and COO

GUARANTORS:	ENTERTAINMENT DISTRIBUTION COMPANY
(USA), LLC, a Delaware limited liability company

	By:	/s/ Thomas Costabile
	Name:	Thomas Costabile
	Title:	President and COO

PARENT:	GLENAYRE ELECTRONICS, INC., a Colorado corporation

	By:	/s/ Clarke H. Bailey
	Name:	Clarke H. Bailey
	Title:	Interim CEO

ADMINISTRATIVE AGENT	WACHOVIA BANK,
AND LENDERS:	NATIONAL ASSOCIATION,
as Administrative Agent and as a Lender

	By:	/s/ Brian L. Martin
	Name:	Brian L. Martin
	Title:	SVP

Euro Revolving Commitment Percentage:	100%
Euro Revolving Committed Amount:	2 million Euros

ING CAPITAL LLC, as a Lender

By:	/s/ Andrew C. Scepe
Name:	Andrew C. Scepe
Title:	Vice President